Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Registration Statement and related Prospectus of América Móvil, S.A.B. de C.V. and subsidiaries, for the registration of debt securities and warrants and to the incorporation by reference therein of our reports dated May 14, 2025, with respect to the consolidated financial statements of América Móvil, S.A.B. de C.V. and subsidiaries, and the effectiveness of internal control over financial reporting of América Móvil, S.A.B. de C.V. and subsidiaries, included in its Annual Report (Form 20-F) for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

/s/ MANCERA, S.C. A member of Ernst & Young Global Limited

Mexico City, Mexico
June 2, 2025